UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No. ___)

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Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to § 240.14a-12

VASCULAR SOLUTIONS, INC.
(Name of Registrant as Specified in its Charter)
_______________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Dear Fellow Shareholder:

You are cordially invited to attend the 2011 annual meeting of shareholders of Vascular Solutions, Inc., which will be held at the Crowne Plaza Minneapolis West, 3131 Campus Drive, Plymouth, Minnesota beginning at 1:30 p.m. on Friday, April 22, 2011.

This booklet contains your official notice of the 2011 annual meeting of shareholders and a proxy statement that includes information about matters to be acted upon at the annual meeting.  Officers and directors of Vascular Solutions, Inc. will be at the meeting to review the company’s operations and to answer questions and discuss matters that may properly arise.

Whether or not you plan to attend the annual meeting, please complete, sign, date and mail the enclosed proxy card promptly.  If you attend the annual meeting, you may revoke your proxy and vote in person if you wish, even if you have previously returned your proxy card.

I sincerely hope that you will be able to attend our annual meeting to review the past year and our future plans.

Sincerely,

Howard C. Root
Chief Executive Officer

March 18, 2011

VASCULAR SOLUTIONS, INC.
6464 Sycamore Court
Minneapolis, Minnesota 55369

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 22, 2011

The 2011 annual meeting of the shareholders of Vascular Solutions, Inc., a Minnesota corporation, will be held at the Crowne Plaza Minneapolis West, 3131 Campus Drive, Plymouth, Minnesota, beginning at 1:30 p.m. on Friday, April 22, 2011 for the following purposes:

1.           To elect seven directors to serve on the Board of Directors for a term of one year and until their successors are duly elected and qualified.

2.           To hold an advisory vote on the compensation of our named executive officers disclosed in this proxy statement.

3.           To hold an advisory vote on the frequency of the advisory vote on the compensation of our named executive officers.

4.           To ratify the appointment of Baker Tilly Virchow Krause, LLP as our independent registered public accounting firm for the year ending December 31, 2011.

5.           To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors recommends that an affirmative vote be cast FOR all of the director nominees, FOR approval of the compensation of our named executive officers, in favor of THREE YEARS as the preferred frequency with which we hold an advisory shareholder vote on the compensation of our named executive officers and FOR ratification of the independent registered public accounting firm.

Only holders of record of common stock at the close of business on February 28, 2011 will be entitled to notice of and to vote at the annual meeting or any adjournment thereof.  It is important that your shares of common stock be represented at the annual meeting.  You are urged to complete, sign and date the accompanying proxy card, which is solicited by the Board of Directors of Vascular Solutions, and mail it promptly in the enclosed envelope.  Your proxy will not be used if you attend the annual meeting and vote in person.  If you wish to attend the meeting to vote in person and need directions, please contact Vascular Solutions’ investor relations at 763.656.4300 or investorrelations@vasc.com.

By Order of the Board of Directors

James Hennen
Secretary

March 18, 2011

IMPORTANT:  PLEASE RETURN EACH PROXY CARD SENT TO YOU.

PROXY STATEMENT

i

ANNUAL REPORT ON FORM 10-K	28

“HOUSEHOLDING” OF PROXY MATERIALS	28

OTHER MATTERS	28

PROPOSALS FOR THE NEXT ANNUAL MEETING	28

ii

PROXY STATEMENT

This proxy statement is provided in connection with the 2011 annual meeting of shareholders of Vascular Solutions, Inc. and any adjournment or postponement of the meeting.  The accompanying proxy is solicited by our Board of Directors.  This proxy statement and the accompanying form of proxy are first being sent or given to shareholders on or about March 18, 2011.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Record Date; Shareholders Entitled to Vote; Quorum

Holders of record of the shares of our common stock at the close of business on February 28, 2011, will be entitled to vote on all matters at the annual meeting.  Each share of common stock will be entitled to one vote, and there is no cumulative voting.  On February 28, 2011, a total of 17,108,753 shares of common stock were outstanding.  A majority of the voting power of the outstanding shares of common stock entitled to vote, represented in person or by proxy, will be required to constitute a quorum for the annual meeting.

Voting Your Shares

Our Board of Directors is soliciting proxies from our shareholders.  By completing and returning the accompanying proxy, you will be authorizing Howard Root and James Hennen to vote your shares.  If your proxy is properly signed and dated, it will be voted as you direct.  If you attend the annual meeting in person, you may vote your shares by completing a ballot at the meeting.

Changing Your Vote by Revoking Your Proxy

Your proxy may be revoked at any time before it is voted at the annual meeting by (1) giving notice of revocation, in writing, to our Corporate Secretary at the address shown on page 28 of this proxy statement so that it is received by April 21, 2011, (2) execution of a later dated proxy or (3) attending and voting at the annual meeting.

How Proxies Are Counted

If you return a signed and dated proxy card but do not indicate how the shares are to be voted, those shares will be voted FOR each of the director nominees, FOR approval of the compensation of our named executive officers, for THREE YEARS as the preferred frequency with which we hold an advisory shareholder vote on the compensation of our named executive officers and FOR ratification of the independent registered public accounting firm.  Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the annual meeting.

Shares voted as abstentions on any matter (or a “withhold vote for” as to directors) will be counted for purposes of determining the presence of a quorum at the annual meeting and treated as unvoted, although present and entitled to vote, for purposes of determining the approval of each matter as to which a shareholder has abstained.  Abstentions will have no effect on the election of directors or the advisory vote on the frequency of advisory votes on the compensation of our named executive officers but will have the same effect as a vote “against” the other proposals.

Broker “non-votes” will be counted for purposes of determining the presence of a quorum at the annual meeting, however, broker “non-votes” on any matter will not be considered as present and entitled to vote for purposes of determining the approval of such matter.  Under the rules of the New York Stock Exchange (the “NYSE”), brokers do not have discretionary authority to vote with respect to (1) the election of directors, (2) the advisory vote on compensation of our named executive officers and (3) the advisory vote on the frequency of advisory votes on the compensation of our named executive officers.

Our Board of Directors knows of no other matters to be presented for action at the annual meeting other than those set forth herein.  If any other matters properly come before the annual meeting, however, the persons named in the proxy will vote on such other matters and/or for other nominees in accordance with their best judgment.  This includes a motion to adjourn or postpone the annual meeting to solicit additional proxies.

Cost of Solicitation

All expenses in connection with this solicitation will be paid by Vascular Solutions.  Our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone or electronic transmission.

Important Notice Regarding the Availability of Proxy Materials for the
Annual Meeting of Shareholders to be held on April 22, 2011:
This Proxy Statement and our 2010 Annual Report are available at www.vasc.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 28, 2011 by each person, or group of affiliated persons, who is known by us to own beneficially more than 5% of our common stock, each of our directors and nominees for director, each of our executive officers named in the Summary Compensation Table above and all of our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC.  In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock under options held by that person that are currently exercisable or exercisable within 60 days of February 28, 2011 are considered outstanding.  These shares, however, are not considered outstanding when computing the percentage ownership of each other person.  The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of February 28, 2011 is described in the footnotes to the table.

Except as indicated in the footnotes to this table, each shareholder named in the table has sole voting and investment power for the shares shown as beneficially owned by them, and the shares beneficially owned by our directors and executive officers are not subject to any pledge.  Percentage of ownership is based on 17,108,753 shares of common stock outstanding on February 28, 2011.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)		Percent of Class
Warren Stephens(2)	1,191,362		7.0%
111 Center Street
Little Rock, Arkansas 72201
Howard Root	688,433		4.0%
Richard Nigon	117,500	(3)	*
James Hennen	93,400		*
William Rutstein	76,173		*
Paul O’Connell	73,000		*
John Erb	72,000		*
Michael Kopp	70,000		*
Jorge Saucedo	64,000		*
Charmaine Sutton	40,000		*
Martin Emerson	10,000		*
All directors and executive officers as a group (14 persons)	1,441,810	(4)	8.1%
_______________
*	Less than 1%

(1)	Includes the following shares subject to options exercisable within 60 days after February 28, 2011:

Name	Shares	Name	Shares	Name	Shares
Mr. Root	200,000	Mr. Rutstein	19,000	Mr. Kopp	70,000
Mr. Nigon	90,000	Mr. O’Connell	70,000	Mr. Saucedo	57,000
Mr. Hennen	40,000	Mr. Erb	70,000	Mr. Emerson	10,000

(2)
Based on an amended Schedule 13G filed with the Securities and Exchange Commission (the “SEC”) on February 14, 2011.  Mr. Stephens has sole power to vote and dispose of 707,691 shares and shared power to vote and dispose of 483,671 shares.  The shares reported by Mr. Stephens include shares held in the name of various family trusts as to which he may be deemed to have beneficial ownership.

(3)	Includes 500 shares held by Mr. Nigon’s wife, of which Mr. Nigon disclaims beneficial ownership.

(4)	Includes 628,000 shares subject to options exercisable within 60 days after February 28, 2011.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) requires our executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC.  Such executive officers, directors and greater than 10% beneficial owners are required by the regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to us and written representations from the executive officers and directors, we believe that all Section 16(a) filing requirements applicable to our executive officers and directors and greater than 10% beneficial owners have been timely met, except that Charmaine Sutton filed a late Form 5 in fiscal 2010 reporting one option exercise and one stock sale that occurred during fiscal 2008.

PROPOSAL 1:
ELECTION OF DIRECTORS

Our Board of Directors currently has seven members, all of whom have been nominated for election to our Board of Directors at the 2011 annual meeting of shareholders to hold office for a term of one year and until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal).  In the unlikely event that the nominees are unable to stand for election at the annual meeting, the persons named as proxies will vote for such other persons as the Board of Directors or proxies may designate.

Information regarding the nominees to the Board of Directors is set forth below.

John Erb, age 62, has served on our Board of Directors since October 2002.  Mr. Erb has over 30 years of experience in the medical device industry.  Mr. Erb is currently Chief Executive Officer of Cardia Access, Inc., a medical device company involved in developing new devices for the treatment of heart disease, a position he has held since February 2007.  Mr. Erb has also served as Chief Executive Officer of Harbinger Medical, Inc., a medical device company developing a new diagnostic device for sudden cardiac death, since July 2009.  During 2007, Mr. Erb served as Executive Chairman of the Board of CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure.  From 2001 through 2006, Mr. Erb was Chief Executive Officer of CHF Solutions, Inc.  From 1997 through 2001, Mr. Erb was President and Chief Executive Officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents.  Previously, Mr. Erb was Vice President of Worldwide Operations for Schneider Worldwide, a division of Pfizer, Inc.  Mr. Erb also serves as a director of several private companies.  With over 30 years of experience in the medical device industry, including 14 years of experience serving as Chief Executive Officer of medical device companies,  Mr. Erb brings to our Board valuable business, management and leadership experience and a deep understanding of the challenges presented in growing a medical device company.  Through his position managing significant operations of a multi-national medical device company, Mr. Erb also brings to the Board valuable private company operational experience.

Michael Kopp, age 54, has served on our Board of Directors since November 2000.  Mr. Kopp has over 25 years of experience in the medical device industry.  He has been a private investor and industry consultant since September 1999.  Mr. Kopp has served as President and Chief Executive Officer of Aburn Flight Service/Northwest Aviation College, an accredited regional provider of aviation education curriculum, since December 2009.  Mr. Kopp served as Chairman of the Board and a member of the Board of Directors of Spiration, Inc., a privately funded medical device company, from 2000 until 2010 when Spiration was acquired by Olympus Medical.  From April 1995 to August 1999, Mr. Kopp was President and Chief Executive Officer of IsoStent, Inc., a medical device company which was acquired by Johnson and Johnson.  From January 1994 to March 1995, Mr. Kopp was President and Chief Executive Officer of Devices for Vascular Intervention, Inc., a medical device company which was acquired by Eli Lilly and Company.  Through his over 25 years of experience in the medical device industry, including his service as Chief Executive Officer of two medical device companies that were engaged in the development of new medical devices in the cardiology area prior to being acquired by large medical device companies, Mr. Kopp brings to the Board valuable business, management and leadership experience, including experience in strategic development.  Mr. Kopp’s experience leading the Board of a medical device company for ten years also make him well-suited to serve as a member of our Board of Directors.

Richard Nigon, age 63, has served on our Board of Directors since November 2000.  Mr. Nigon is currently Senior Vice President of Cedar Point Capital, Inc., a private company that raises capital for early stage companies, where he has served since 2007.  From February 2001 until December 2006, Mr. Nigon was a Director of Equity Corporate Finance for Miller Johnson Steichen Kinnard (“MJSK”), a privately held investment firm.  In December 2006, MJSK was acquired by Stifel Nicolaus and Mr. Nigon became a Managing Director of Private Placements until May 2007.  From February 2000 to February 2001, Mr. Nigon served as the Chief Financial Officer of Dantis, Inc., a web hosting company.  Prior to joining Dantis, Mr. Nigon was employed by Ernst & Young, LLP from 1970 to 2000, where he served as partner from 1981 to 2000.  While at Ernst & Young, LLP, Mr. Nigon served as the Director of Ernst & Young’s Twin Cities Entrepreneurial Services Group and was the coordinating partner on several publicly-traded companies in the consumer retailing and manufacturing sectors.  Mr. Nigon is a Director of Northern Technologies International Corporation.  Mr. Nigon also serves as a director of several private companies.  Through his 30 years of service at Ernst & Young, LLP, Mr. Nigon brings to our Board extensive public accounting and auditing experience, including particular experience with emerging growth companies.  Mr. Nigon also brings to the Board a strong background in financial controls and reporting, financial management, financial analysis, SEC reporting requirements and mergers and acquisitions. Mr. Nigon’s strategic planning expertise gained through his management and leadership roles at private investment firms also makes him well-suited to serve as a member of our Board of Directors.

Paul O’Connell, age 58, has served on our Board of Directors since January 2002.  Mr. O’Connell has served as President of B. Braun Interventional Systems, Inc., a wholly owned subsidiary of B. Braun Melsungen AG, a global supplier of products for anesthesia, intensive medicine, cardiology, extra corporeal blood treatment and surgery as well as services for hospitals, general practitioners and the homecare sector, since 2001 and was previously Vice President of the Vascular Interventional Products Group of B. Braun Medical, an international medical device company, from 1989 to 2001.  In addition, from 1999 through 2001, Mr. O’Connell provided marketing and technical support consulting services to medical device companies.  Mr. O’Connell was the owner of Sablier, a medical device company, from 1998 through 1999 where he developed new technologies for the treatment of thromboembolic diseases and for distal protection during carotid endarterectomy.  From 1993 through 1998, Mr. O’Connell was Vice-President and General Manager of the Vena Tech division of B. Braun Medical, a medical device business he originally co-founded in 1988 and sold to B. Braun Medical in 1993.  Through more than 20 years of experience as the General Manager or President of growth-oriented medical device companies within cardiology and radiology fields of practice, Mr. O’Connell brings to our Board management and operational experience and valuable clinical experience related to our product focus areas.

Howard Root, age 50, has served as our Chief Executive Officer and a member of our Board of Directors since he co-founded Vascular Solutions in February 1997.  From 1990 to 1995, Mr. Root was employed by ATS Medical, Inc., a mechanical heart valve company, most recently as Vice President and General Counsel.  Prior to joining ATS Medical, Mr. Root practiced corporate law, specializing in representing emerging growth companies, at the law firm of Dorsey & Whitney LLP for over five years.  Mr. Root is also a member of the Board of Directors of the Medical Device Manufacturers Association (MDMA).  As our Chief Executive Officer and a member of our Board of Directors since co-founding Vascular Solutions in 1997, and with over 20 years of experience in the medical device industry, Mr. Root brings to our Board a deep knowledge of Vascular Solutions, its operations and the medical device industry.  Through his prior legal practice, Mr. Root gained familiarity with a broad range of legal, regulatory, compliance and other corporate governance issues valuable to our Board of Directors.  Mr. Root also provides to the Board management’s views and perspectives on various matters.

Jorge Saucedo, age 47, has served on our Board of Directors since April 2006.  Dr. Saucedo is Professor of Medicine, Vice Chief, Clinical Affairs, Cardiovascular Section, and Director, Cardiac Catheterization Laboratories at the University of Oklahoma Health Sciences Center where he has served since 2002.  Previously, from 1998 to 2002, Dr. Saucedo was Assistant Professor of Internal Medicine, and Director, Catheterization Laboratories at the University of Arkansas for Medical Sciences.  Dr. Saucedo’s post-graduate work includes fellowships in interventional cardiology at Washington Hospital Center in Washington, D.C. and the University of Michigan Hospitals, Ann Arbor as well as a cardiology fellowship at Instituto Nacional de Cardiologia “Ignacio Chávez,” Mexico City, Mexico.  Dr. Saucedo is Board certified in internal medicine, cardiovascular diseases and interventional cardiology.  We believe Dr. Saucedo’s education, training and experience as an interventional cardiologist, which is the primary clinical user of our products, makes him well-suited to serve as a member of our Board of Directors.

Martin Emerson, age 47, has served on our Board of Directors since May 2010.  Mr. Emerson has served as President and Chief Executive Officer and Director of Galil Medical, a medical device company focused on cryotherapy treatments, since April 2008.  He was the President and Chief Executive Officer and a Director of American Medical Systems Holdings, Inc., a medical device company, from 2005 to January 2008, where he also served as the President and Chief Operating Officer from 2004 to 2005, the Executive Vice President of Global Sales and Marketing and Chief Operating Officer from 2003 to 2004, and the Vice President and the General Manager of International from 2000 to 2002.  Mr. Emerson has over 22 years of experience in the medical device industry.  He was the General Manager and Finance Director in Singapore for Boston Scientific Corporation from 1998 to 2000.  Mr. Emerson was the Vice President and Regional Financial Officer in Singapore for MasterCard International Incorporated from 1997 to 1998.  He also held management positions with Baxter International Inc. from 1985 to 1997, most recently as the Vice President of Finance of its European Hospital Business division in Brussels, Belgium.  Mr. Emerson is also a director of Wright Medical, a public company, and Incisive Surgical, a private company.  Through over 22 years of experience in the medical device industry, including service as Chief Executive Officer of public and private medical device companies, Mr. Emerson brings to our Board valuable business, management and leadership experience.  Through his positions at American Medical Systems Holdings, Inc., Mr. Emerson also brings to our Board extensive expertise and insight in the areas of public company operations, domestic and international medical device marketing and sales and international business.  Mr. Emerson’s finance experience and service on two other public company boards also make him well-suited to serve as a member of our Board of Directors.

The Board of Directors has determined that all of the current members of the Board are “independent” directors under the current NASDAQ Global Market listing standards, other than Mr. Root.  Mr. Root is not independent because he is employed by Vascular Solutions as our Chief Executive Officer.  In 2010, the Board of Directors also determined that a former member of the Board, Charmaine Sutton, was not an “independent” director under the current NASDAQ Global Market listing standards.  Ms. Sutton was not considered an independent director because she became an officer and employee of Vascular Solutions as our Senior Vice President of Operations, effective March 15, 2010.  In addition, Ms. Sutton was not considered an independent director because she provided consulting services to Vascular Solutions in regulatory and clinical research areas through The Tamarack Group, of which she is a principal.  Ms. Sutton’s consulting services for Vascular Solutions ended on March 11, 2010.

In assessing the independence of our directors in 2010, our Board of Directors carefully considered all of the transactions, relationships and arrangements between Vascular Solutions and our independent directors or their affiliated companies.  This review was based primarily on responses of the directors to questions in a director and officer questionnaire regarding employment, business, familial, compensation and other relationships with Vascular Solutions and our management.  In assessing director independence, the Board of Directors considered our multi-year contract with B. Braun Medical, Inc. for the purchase of D-Stat Dry hemostatic bandages.  One of our directors, Mr. Paul O’Connell, is the president of a subsidiary of B. Braun Medical. B. Braun Medical is a large, multinational medical products company with over 38,000 employees worldwide.  In fiscal 2010, 2009, and 2008, Vascular Solutions sold $473,000, $458,000, and $495,000 of product to B. Braun Medical.  The Board determined that this relationship did not impair Mr. O’Connell’s independence because his indirect interest in this transaction between Vascular Solutions and B. Braun was not material, and the amounts involved were immaterial to Vascular Solutions and the B. Braun Medical subsidiary when compared to their annual gross revenues.  In assessing director independence, the Board of Directors also considered our consulting relationship with The Tamarack Group, of which our former director and current officer, Charmaine Sutton, is co-founder and a principal consultant.  More information regarding this relationship is provided below under the heading “Related Person Transactions.” The Board of Directors also considered our relationship with Normedix, a consulting firm of which Charmaine Sutton’s husband is the founder and a consultant.  Vascular Solutions utilized services in the amount of $238,000 from Normedix in 2010. Because of our transactions with The Tamarack Group, our Board of Directors determined that Ms. Sutton did not qualify as independent.  The Board determined that there was no transaction, relationship or arrangement between Vascular Solutions and our independent directors or the independent directors’ affiliated companies which could influence the director’s impartial judgment as a director of Vascular Solutions.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES.

In accordance with Minnesota law, the nominees for election as directors at the 2011 annual meeting will be elected by a plurality of the votes cast at the meeting.  This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected.  The number of votes withheld from one or more director nominees will have no effect on the election of any director who is among the seven nominees receiving the highest number of votes FOR his/her election.  Proxies will be voted FOR the nominees unless otherwise specified.

CORPORATE GOVERNANCE

Meetings Attendance

Each of our directors is expected to make a reasonable effort to attend all meetings of the Board, applicable committee meetings and our annual meeting of shareholders.  All of our directors attended our 2010 annual meeting of shareholders.  During 2010, the Board of Directors held five meetings.  During 2010, each current director attended at least 75% of the total number of meetings of the Board of Directors and committees of the Board on which they served.

Committees of the Board of Directors

The Board of Directors has an Audit Committee and a Compensation Committee, which are described below.  Each of the committees has adopted and operates under a written charter.  The charters can be found on our website at www.vasc.com by clicking under “Investor Relations.” The Board of Directors does not have a Nominating Committee or a Nominating Committee charter.  The Board believes that the entire Board of Directors should be involved in the consideration of director nominees.

The Board of Directors has an Audit Committee composed of Mr. Erb, Mr. Nigon and Mr. O’Connell, all of whom are “independent” under the current NASDAQ Global Market listing standards and the rules of the SEC.  Mr. Nigon currently serves as the Chairman of the Audit Committee.  The Board has identified Mr. Erb and Mr. Nigon as each meeting the definition of an “audit committee financial expert” as established by the SEC.  The Audit Committee’s responsibilities include facilitating our relationship with our independent registered public accounting firm; reviewing and assessing the performance of our accounting and finance personnel; communicating to our Board of Directors the results of work performed by and issues raised by our independent registered public accounting firm and legal counsel; and evaluating our management of assets and reviewing policies relating to asset management.  The Audit Committee held four meetings during 2010.

The Board of Directors has a Compensation Committee composed of Mr. Kopp, Mr. Saucedo and Mr. O’Connell, all of whom are “independent” under the current NASDAQ Global Market listing standards.  Mr. Kopp currently serves as Chairman of the Compensation Committee.  The Compensation Committee is responsible for discharging the responsibilities of the Board of Directors with respect to the compensation of our executive officers.  The Compensation Committee sets performance goals and objectives for the Chief Executive Officer and the other executive officers, evaluates their performance with respect to those goals, and sets their compensation based upon the evaluation of their performance.  In evaluating executive officer pay, the Compensation Committee considers recommendations from our Director of Human Resources with respect to the goals and compensation of the executive officers.  The Compensation Committee assesses the information it receives in accordance with its business judgment.  All decisions with respect to executive officer compensation are reviewed by the Board of Directors and approved by the Compensation Committee.  The Compensation Committee held two meetings during 2010.

The Board of Directors is responsible for determining the slate of director nominees for election by shareholders.  All director nominees approved by the Board and all individuals appointed to fill vacancies created between our annual meetings of shareholders are required to stand for election by our shareholders at the next annual meeting.

The Board of Directors determines the required selection criteria and qualifications of director nominees based upon the needs of Vascular Solutions at the time nominees are considered.  A candidate must possess the ability to apply good business judgment and must be in a position to properly exercise his or her duties of loyalty and care.  Candidates should also exhibit proven leadership capabilities, high integrity and experience with a high level of responsibilities within their chosen fields, and have the ability to quickly grasp complex principles of business, finance, international transactions and medical technologies.  In general, candidates will be preferred who hold an established executive level position in the medical field, finance, law, education, research or government.  The Board of Directors will consider these criteria for nominees identified by the Board, by shareholders, or through some other source.  When current Board members are considered for nomination for re-election, the Board also takes into consideration their prior Board contributions, performance and meeting attendance records.

The Board of Directors will consider qualified candidates for possible nomination that are recommended by our shareholders.  Shareholders wishing to make such a recommendation may do so by sending the following information to the Board of Directors c/o Corporate Secretary, Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, MN 55369:  (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

The Board of Directors conducts a process of making an assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other information.  The Board of Directors considers diversity of professional experience and areas of expertise relevant to the company’s operations when identifying director nominees, but the Board does not have a specific policy with regard to the consideration of diversity.  On the basis of information learned during the assessment process, the Board of Directors determines which nominee(s) to submit for election at the next annual meeting.  The Board uses the same process for evaluating all nominees, regardless of the original source of the nomination.

No candidates for director nominations were recommended to the Board of Directors by any shareholder in connection with the 2011 annual meeting.  Any shareholder desiring to recommend a director candidate for consideration by the Board of Directors for our 2012 annual meeting must do so prior to November 19, 2011 in order to provide adequate time to duly consider the nominee.

We have a formal process for shareholder communications with the Board to ensure that the views of shareholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to shareholders in a timely manner.  Shareholders who wish to communicate with the Board of Directors may do so by writing to:  Vascular Solutions, Inc., Board of Directors, 6464 Sycamore Court, Minneapolis, MN 55369.

Board Leadership Structure and Role in Risk Oversight

The leadership structure of our Board of Directors does not include a Chairman, a lead independent director or similar position that identifies one member of the Board as having a leadership role among the Directors.  We believe that this structure provides equal opportunity for each Director to express his or her opinions regarding the management and direction of the company, and also reinforces the individual accountability of each member of the Board of Directors.

The Board of Directors takes an active role in risk oversight related to the company and primarily administers its role during Board and Committee meetings.  During regular meetings of the Board of Directors, members of the Board discuss the operating results for each fiscal quarter with the director or vice president of each department.  These discussions allow the members of the Board of Directors to analyze any significant financial, operational, competitive, economic, regulatory and legal risks of our business model, as well as how effectively we implement our strategic and budgetary goals.  The independent members of the Board of Directors frequently meet without the presence of management to further discuss these topics.  If applicable, the Board of Directors will also discuss any Code of Business Ethics and Conduct issues with the Compliance Officer.

During regular Audit Committee meetings, Committee members discuss the financial results for the most recent fiscal quarter with the independent auditors, Chief Financial Officer and Chief Executive Officer.  The Audit Committee also meets with and provides instruction to the independent auditors outside the presence of management.  These discussions allow the members of the Audit Committee to analyze any significant risks that could materially impact the financial health of our business.

The Compensation Committee oversees the company’s executive compensation arrangements, including the identification and management of risks that may arise from the company’s compensation policies and practices.

DIRECTOR COMPENSATION

To determine how appropriate the current level of compensation for our non-employee directors is, we have historically obtained data from a number of different sources including:

•	publicly available data for the companies in the Compensation Peer Group (as defined in “Overview of Compensation and Process” below);

•	survey data collected by our human resources department; and

•	information obtained directly from other companies.

The Compensation Committee is responsible for making recommendations to the Board of Directors regarding changes to the compensation of non-employee directors, and the Board of Directors approves any changes to non-employee director compensation.  The Compensation Committee has not historically engaged in an annual review of non-employee director compensation.  In January 2010, the Board of Directors approved changes to non-employee director compensation which became effective April 22, 2010.  Set forth in the table below is the compensation paid to our non-employee directors prior to and after April 2010.  We did not engage a compensation consultant to help us determine director compensation in 2010.

Compensation	Prior to April 2010 ($)	After April 2010 ($)
Annual Cash Retainers
Board Members	10,000	15,000
Audit Committee:
Chair	5,000	7,500
Members	2,000	2,000
Compensation Committee:
Chair	3,000	3,000
Members	1,000	1,000

Cash Meeting Fees
In Person Board Meetings	2,000	2,000
Telephonic Board Meetings	500	500
Audit Committee Meetings	500	500
Compensation Committee Meetings	500	500

Consistent with previous years, each non-employee director of the Board of Directors received an option to purchase 10,000 shares of our common stock on the date of his or her initial election or re-election to the Board of Directors, with an exercise price equal to the fair market value of our common stock on such date.  We also reimbursed directors for out-of-pocket expenses incurred in attending board meetings.

Directors who are also our employees do not receive cash or equity compensation for services on the Board of Directors in addition to compensation payable for their services as an employee of Vascular Solutions.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(2)	Total ($)
John Erb	22,250	39,920	62,170
Michael Kopp	22,000	39,920	61,920
Richard Nigon	24,875	39,920	64,795
Paul O’Connell	19,500	39,920	59,420
Jorge Saucedo	20,500	39,920	60,420
Martin Emerson(3)	14,000	45,610	59,610
Charmaine Sutton(3)	5,750	—	5,750
_______________
(1)
The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with Accounting Standards Codification (“ASC”) Topic 718.  The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.  Each director other than Martin Emerson was granted options to purchase 10,000 shares of common stock at the annual shareholder meeting held on April 22, 2010.  Mr. Emerson was granted an option to purchase 10,000 shares of common stock on May 12, 2010 upon his election to the Board of Directors.  The stock options granted to the non-employee directors vest over a 12 month period and expire after 10 years.  The grant date fair value of the April 2010 option grants was determined based on a $9.61 per share fair market value on the April 22, 2010 date of the grant.  The grant date fair value of the May 2010 option grant to Mr. Emerson was determined based on a $10.98 per share fair market value on the May 12, 2010 date of grant.

(2)
Each director owned the following number of stock options at December 31, 2010:  John Erb, Michael Kopp and Paul O’Connell, 70,000 options; Richard Nigon, 100,000 options; Jorge Saucedo, 57,000 options; Martin Emerson, 10,000 options; and Charmaine Sutton, 0 options.  None of our non-employee directors owned restricted stock awards at December 31, 2010.

(3)
Mr. Emerson was elected to the Board of Directors on May 12, 2010 to fill a vacancy created when Ms. Sutton accepted a full-time position at Vascular Solutions as Senior Vice President of Operations and resigned from the Board of Directors.

RELATED PERSON TRANSACTION POLICY AND RELATED PERSON TRANSACTIONS

Related Person Transaction Policy

Our Code of Business Ethics and Conduct (the “Code”) provides that our Compliance Officer and the Chair of our Audit Committee are responsible for monitoring and reviewing all matters involving potential conflicts of interest, which include related person transactions.  The Code also provides that the prior approval of the Board of Directors or our Compliance Officer is required with respect to any such conflict of interest.  The Board of Directors has designated the Senior Vice President of Operations as the Compliance Officer to ensure adherence to the Code.  While serving in this capacity, the Compliance Officer reports directly to the Board of Directors.  All directors, officers, and employees are required to read the Code and sign a compliance certificate.

Under the Code, our directors, officers, and employees are required to report, in person or in writing, any conflict of interest or related party transaction to either the Compliance Officer or the Chair of the Audit Committee.  Our Compliance Officer is authorized to investigate and determine an appropriate response for all matters arising under the Code including conflicts of interest and related party transactions.

In addition to the Code, in 2008 we adopted a written policy and procedures regarding transactions with related persons (“Related Party Policy”), which we amended in 2009.  The Related Party Policy addresses our policies, procedures, and standards for review or ratification of any transaction with a related party required to be reported in our company’s filings with the SEC (“Covered Transaction”).  Pursuant to the Related Party Policy, the members of the Audit Committee are responsible for reviewing and approving Covered Transactions, using such processes and information that they deem reasonable in light of the circumstances to determine if the Covered Transaction is fair and reasonable and on terms no less favorable than could be obtained in a comparable arm’s length transaction with an unrelated party.

Related Person Transactions

During fiscal 2010, we participated in one related party transaction which is required to be disclosed under the rules of the SEC.  On August 26, 2008, we entered into a Consulting Agreement with The Tamarack Group to assist us with regulatory compliance for our products.  Ms. Sutton, who was a member of the Board of Directors until March 15, 2010 and who is our current Senior Vice President of Operations, is the co-founder and a principal consultant for The Tamarack Group.  The Consulting Agreement, which was terminable upon 30 days notice, provided for billing at an hourly rate for The Tamarack Group’s principals, associates and administrative personnel, as well as the direct payment by us of certain travel and administrative expenses.  In 2010 and 2009, we paid The Tamarack Group $41,000 and $354,000, respectively.  Ms. Sutton provided consulting services to several clients in her role as a principal of The Tamarack Group, and was compensated by The Tamarack Group for her services.  Ms. Sutton did not receive any direct payments from us as a result of the consulting work she did for us.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We are committed to attracting, hiring and retaining an experienced management team that can successfully manufacture and sell our existing medical devices and develop new products.  The Compensation Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals by the company, and which aligns executives’ interests with those of the shareholders by rewarding performance above established goals, with the ultimate objective of improving shareholder value.  The Compensation Committee evaluates both performance and compensation to ensure that the company maintains its ability to attract and retain superior employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of our peer companies.  Accordingly, the Compensation Committee believes executive compensation packages provided by the company to its executives should include both cash and stock-based compensation that reward performance as measured against established goals.

Overview of Compensation and Process

The Compensation Committee has worked with management to design the current executive compensation programs, following the belief that compensation should reflect the value created for the shareholders while furthering the company’s strategic goals.  In doing so, the company instituted its compensation programs to achieve the following goals:

•	align the interests of management with those of shareholders;

•	provide fair and competitive compensation;

•	integrate compensation with the company’s business plans;

•	reward both business and individual performance; and

•	attract and retain key executives that are critical to the success of the company.

These objectives emphasize pay for performance by providing an incentive opportunity for at or above average performance.  The compensation package for each executive officer is comprised of three elements:  (i) base salary which reflects individual performance and is designed primarily to be competitive with salary levels in the industry; (ii) bonus payments contingent upon specific corporate and individual objectives; and (iii) long-term stock-based incentive awards which strengthen the mutuality of interests between the executive officers and our shareholders.  There is no pre-established formula or target for the allocation between either cash and non-cash or short-term and long-term incentive compensation.

Our Director of Human Resources administers the company’s compensation program for the executive officers named in the Summary Compensation Table in this proxy statement (the “named executive officers”).  As such, the Director of Human Resources prepared a report (“Report”), with input from our Chief Executive Officer, which included recommendations for compensation for the other named executive officers.  The Report was submitted to the Compensation Committee for review and was used by the Compensation Committee to determine base salaries for 2010, determine incentive compensation under the Executive Incentive Compensation Plan, and to review previously granted equity awards and recommendations for future awards.  The Report included two compensation surveys.  The first survey, conducted by our human resources department, contained SEC proxy statement filings of the most comparable publicly held medical device companies which consisted of the following companies (“Compensation Peer Group”):

Abiomed, Inc.	Biosphere Medical, Inc.	Rochester Medical Corporation
AGA Medical Holdings, Inc.	Cardiovascular Systems	The Spectranetics Corporation
Angeion Corporation	Endologix, Inc.	Synovis Life Technologies, Inc.
AngioDynamics, Inc	ev3 Inc.	Vital Images, Inc.
Aspect Medical Systems, Inc.	Kensy Nash Corporation	Volcano Corporation
Atricure, Inc.	LeMaitre Vascular Inc.	VNUS Medical Technologies, Inc.
ATS Medical, Inc.	Micrus Endovascular Corporation

The second survey included in the Report, which was conducted by ORC Worldwide and entitled The SIRS Executive Compensation Survey (“SIRS Report”), included a summary of compensation received by certain executive officers in the medical device industry.  We did not benchmark against a specific company in the group described in the SIRS Report, but rather utilized the data from the SIRS Report as a general guide to market compensation levels in the medical device industry.  We did not engage an independent compensation consultant in determining recommendations for executive officer compensation.

In making compensation decisions, the Compensation Committee, at times, compares certain elements of total compensation against other comparable publicly traded companies in the same or related industry, including the companies in the Compensation Peer Group.  The Compensation Peer Group, which is annually reviewed and updated by the Compensation Committee, consists of companies the Compensation Committee believes are comparable in terms of revenue, number of employees, complexity of the business and company performance.  Such companies may have a similar number of employees, have comparable revenue levels or be headquartered in the State of Minnesota.

The Compensation Committee reviews the compensation paid to executives in the Compensation Peer Group and performance evaluations presented by management in determining the appropriate aggregate and individual compensation levels for the performance year.  In conducting its review, the Compensation Committee considers quantitative performance results of the company and the overall need of the organization to attract, retain and motivate the executive team.

Determining the Chief Executive Officer’s Compensation

The Compensation Committee approves the Chief Executive Officer’s total compensation package.  The Compensation Committee meets in executive session (without the Chief Executive Officer present) to approve the Chief Executive Officer’s base pay, annual incentive compensation and stock-based compensation, and generally bases its approval upon:

•	an evaluation of total compensation paid to chief executive officers in the Compensation Peer Group;

•	an evaluation of the Chief Executive Officer’s performance for the fiscal year conducted by the Compensation Committee;

•	an evaluation of the proposed total compensation of the Chief Executive Officer in comparison to the other executive officers; and

•	a comparison of the differential of total compensation paid to chief executive officers and executive officers in the Compensation Peer Group.

The evaluation is also based upon the Chief Executive Officer’s success in achieving his performance objectives which include financial, strategic and company culture/leadership goals.

Determining Compensation for the Named Executive Officers (Other than the Chief Executive Officer)

The Compensation Committee approves the total compensation (including salary, annual incentive compensation, and stock-based compensation) for the named executive officers other than the Chief Executive Officer based upon:

•	the executive’s scope of responsibilities;

•	market competitive assessment of similar roles within the Compensation Peer Group;

•	internal comparisons to the compensation of other executives, including the Chief Executive Officer;

•	oral evaluations of performance for the fiscal year, as submitted by the Chief Executive Officer; and

•	the Chief Executive Officer’s recommendations for each of the other named executive officer’s base pay, annual incentive compensation and stock-based compensation amounts.

Base Salaries

In addition to reviewing the salaries paid to executive officers in the Compensation Peer Group, the Compensation Committee analyzes each named executive officer’s individual performance during the prior year, the company’s overall performance during the prior year, and historical compensation levels within the executive officer group in determining base salaries.  Salaries are further based on experience level and time in the position, and are intended to be competitive with salaries paid to comparable executives in similar positions at other medical device companies within the Compensation Peer Group.  The Compensation Committee believes executive salaries must be sufficient to attract and retain key individuals.  The Compensation Committee does not use a set formula in determining base salaries nor does it set salaries based upon a certain percentage or range of salaries as compared to those executives in the Compensation Peer Group.  It is our policy not to pay our named executive officers at the highest salary level relative to the officer’s peers but rather to set his or her compensation on the basis of achieving corporate and individual goals, the value of the position within the company, the value that individual brings to the position, and historical compensation levels within our executive officer group.

For fiscal 2010, the named executive officers received base salary increases ranging from approximately 4.8% to 31.6%.  The Compensation Committee approved the following base salaries for each of the named executive officers for the fiscal years ended 2010 and 2009:

Name	2010 Base Salary	2009 Base Salary	Percentage Increase
Howard Root	$400,000	$350,000	14.3%
James Hennen	$220,000	$210,000	4.8%
Charmaine Sutton (1)	$300,000	$—	—%
William Rutstein (2)	$250,000	$190,000	31.6%
Carrie Powers (1)	$200,000	$175,000	14.3%
_______________
(1)	These officers were not considered named executive officers during the 2009 fiscal year.

(2)	Mr. Rutstein was promoted from Vice President of International Sales to Senior Vice President of Worldwide Sales during 2010.

Incentive Bonus Awards

The Compensation Committee is responsible for the administration of our Executive Incentive Compensation Plan which was initially established by the Compensation Committee in 2000.  The purpose of the Executive Incentive Compensation Plan is to provide executive officers with the opportunity to earn annual incentive bonus awards which are commensurate with the company’s financial performance and the executive officer’s individual contributions to that performance, and which are competitive with companies in the Compensation Peer Group.

Under the Executive Incentive Compensation Plan, the Chief Executive Officer can earn a bonus of 40% of his base salary, Senior Vice Presidents can earn a bonus of 30% of their base salary and other named executive officers can earn a bonus of 25% of their base salary.  The Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, and the other named executive officers’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives.

At the beginning of each year, certain corporate, department and individual performance goals are set.  The corporate objectives are initially proposed by our Chief Executive Officer.  The Compensation Committee then reviews, revises and approves the corporate objectives.  The individual performance objectives are initially proposed by each named executive officer in consultation with the Chief Executive Officer.  The Compensation Committee then reviews, revises and approves the individual performance objectives.  The Compensation Committee assigns a performance level for attainment of each corporate and individual objective, as well as a threshold performance level below 100% for any individual or corporate objective, and then determines an appropriate payout percentage for both scenarios.  The Compensation Committee may or may not include a performance level above 100% attainment of the corporate or individual objectives, and may also reserve the discretion to subjectively analyze any achievement in excess of an individual or corporate objective.  Under the Executive Incentive Compensation Plan, there are no guaranteed minimum payouts, which means the minimum level of payout for any objective or all the objectives is zero.

Each fiscal quarter the Board of Directors reviews the performance of the company against the corporate objectives, and reviews the performance of each named executive officer against his or her individual objectives.  At the end of the fiscal year, the Compensation Committee determines overall individual achievement for each named executive officer by taking the achievement percentage for each individual objective, multiplying the achievement percentage by the weight given to each individual objective, and then totaling the individual percentages to obtain the overall percentage of individual objectives achieved.

As necessary, the Compensation Committee may modify or re-weigh the corporate objectives and/or individual objectives during the course of the fiscal year to reflect changes in the company’s business plan.  The Compensation Committee did not modify or re-weigh the corporate objectives in 2010 and no individual objective was modified in 2010.  Based upon results achieved, the named executive officers receive bonus awards in accordance with the following standards.

2010 Vascular Solutions Corporate Objectives

The following table outlines the 2010 corporate objectives set under the Executive Incentive Compensation Plan as well as the relative weightings assigned to each objective.

Vascular Solutions Corporate Objectives	Weight of Objective
1) Achieve over $77 million in net revenue in 2010.	40%
2) Attain 2010 annual net income before taxes (excluding any litigation gain) of at least $11.1 million.	30%
3) Launch five material new products in the U.S. during the forecasted month with acceptable clinical performance.	20%
4) Complete the MagneSeal international feasibility clinical study with acceptable clinical results prior to December 31, 2010.	10%

For the first objective, we had to obtain 95% of the $77 million objective for any payout, at which level the payout would be 50%, increasing by increments of 10% for every 1% above 95% up to 100% at $77 million.  In 2010, net revenue for Vascular Solutions was $78.4 million.  The Compensation Committee, therefore, determined that Vascular Solutions achieved a 102.5% payout for the first corporate objective.

For the second objective, we had to obtain net income before taxes of at least $9.6 million, at which level the payout would be 55%, increasing by 3% for every $100,000 above $9.6 million.  In 2010, Vascular Solutions reported net income before taxes of $10.0 million, and therefore achieved a 67% payout for the second corporate objective.

For the third objective, we had to launch at least three of the five products within one month of the forecasted month, all with acceptable clinical performance, at which level the payout would be 50%, increasing by 10% for each of the fourth and fifth products and increasing by 5% for each product that was launched during the forecasted month (with 10% for the final product launched in the forecasted month).  In 2010, no products were launched within one month of the forecasted month, resulting in a 0% payout for the third corporate objective.

For the fourth corporate objective, we had to complete at least 20 clinical deployments in an international feasibility clinical study, at which level the pay-out would be 50%, increasing to 100% based on the clinical results.  In 2010, no clinical deployments were completed, resulting in a 0% payout for the fourth corporate objective.

The following table summarizes the results of Vascular Solutions 2010 corporate objectives and the Compensation Committee’s determination of the achievement of those objectives as described above.

Vascular Solutions Corporate Objectives	Weight of Objective	Achievement of Objective	Total
1) Achieve over $77 million in net revenue in 2010.	40%	102.5%	41.0%
2) Attain 2010 annual net income before taxes (excluding any litigation gain, but including stock based compensation) of at least $11.1 million.	30%	67%	20.1%
3) Launch five material new products in the U.S. during the forecasted month with acceptable clinical performance.	20%	—%	—%
4) Complete the MagneSeal international feasibility clinical study with acceptable clinical results prior to December 31, 2010.	10%	—%	—%
		Total	61.1%

As reflected in the above table, in 2010, 61.1% of the overall corporate objectives were achieved.

2010 Individual Objectives

The 2010 individual objectives set under the Executive Incentive Compensation Plan for each of the named executive officers are summarized below.

Howard Root’s individual objectives were based upon:  retaining and improving senior management; meeting the objectives of the 2010 Investor Relations plan; achieving specific development milestones for certain products; and completing a corporate development transaction.  Overall, Mr. Root met 100% of his individual objectives.

James Hennen’s individual objectives were based upon:  meeting the objectives of the 2010 Investor Relations plan; improving margins, managing outstanding receivables and limiting write-offs; reducing the days of inventory on hand; and improving the management within the Information Technology function.  Overall, Mr. Hennen met 75% of his individual objectives.

Charmaine Sutton’s individual objectives were based upon:  implementing a design freeze and transfer system; improving the process development department; improving the regulatory affairs department; improving the production scheduling and management function; achieving FDA approval for the Thrombi-Gel product; and meeting overall departmental expenses under her supervision.  Overall, Ms. Sutton met 79% of her individual objectives.

William Rutstein’s individual objectives were based upon:  developing relationships with certain distributors; achieving an international revenue number for a specified product line; achieving an international revenue number for a new product; and achieving an overall international sales revenue number.  Overall, Mr. Rutstein met 108.75% of his individual objectives.

Carrie Powers’ individual objectives were based upon:  achieving a certain revenue number for two specified product lines; improving and launching three significant new marketing programs; improving management within the marketing department; and reducing overall expenses for the marketing department.  Overall, Ms. Powers met 64% of her individual objectives.

Bonuses Awarded

At its December 2010 meeting, the Compensation Committee analyzed the percentages of achievement of the corporate and individual objectives in awarding bonuses under the Executive Incentive Compensation Plan subject to the company’s final year-end numbers.  The Compensation Committee approved the 2010 bonus awards on January 10, 2011.  For fiscal 2010, Mr. Root’s incentive bonus award consisted of $73,320 based on achievement of the corporate objectives and $40,000 based on achievement of his individual objectives.  For fiscal 2010, Mr. Hennen’s incentive bonus award consisted of $20,163 based on achievement of the corporate objectives and $24,750 based on achievement of his individual objectives.  For fiscal 2010, Ms. Sutton’s incentive bonus award consisted of $21,678 based on achievement of the corporate objectives and $28,030 based on achievement of her individual objectives.  For fiscal 2010, Mr. Rutstein’s incentive bonus award consisted of $20,554 based on the achievement of the corporate objectives and $36,584 based upon achievement of his individual objectives.  For fiscal 2010, Ms. Powers’ incentive bonus award consisted of $15,275 based on the achievement of the corporate objectives and $16,000 based upon the achievement of her individual objectives.  The following table summarizes the total bonus award for each named executive officer in 2010:

Name	Potential Bonus as a Percentage of Salary	Corporate Level of Achievement of Objectives in 2010 (%)	Individual Level of Achievement of Objectives in 2010 (%)	Bonus Earned (%)	Bonus Awarded ($)
Howard Root	40.00(1)	61.10	100.00	70.83	113,320
James Hennen	30.00(2)	61.10	75.00	68.05	44,913
Charmaine Sutton	30.00(2)	61.10	79.00	70.05	49,708
William Rutstein	30.00(2)	61.10	108.75	84.93	57,138
Carrie Powers	25.00(2)	61.10	64.00	62.55	31,275
_______________
(1)	Weighted 75% on corporate objectives and 25% on individual objectives.

(2)	Weighted 50% on corporate objectives and 50% on individual objectives.

Long-Term Incentives

Long-term incentives are provided to the named executive officers through the grant of restricted stock.  The general policy of the company is to grant restricted stock to executives at the first Board of Directors meeting of the year.  The grants are designed to align the interest of each executive officer with those of our shareholders and provide each executive officer with an incentive to manage our business from the perspective of an owner with an equity stake in the business.  In general, we view the grants as incentives for future performance and not as compensation for past accomplishments.  While there is no set formula that we use in granting restricted stock to executive officers, the Compensation Committee takes into consideration the job responsibilities, experience and contributions of the individual, time in the position, as well as the recommendations of our Chief Executive Officer, in determining the amount (if any) of restricted stock to award to executive officers.  The Compensation Committee also considers stock awards made by companies in the Compensation Peer Group and awards made to other executive officers of the company.

In 2010, the Compensation Committee reviewed and recommended to the Board of Directors for approval restricted stock awards to the named executive officers.  On January 29, 2010 the Board of Directors approved the following restricted share awards as a reflection of each executive’s performance and the impact of the executive’s knowledge, skills and abilities to meet the corporation’s milestones for the year ended December 31, 2010:

Name	2010 Restricted Stock Award
Howard Root	35,000
James Hennen	15,000
Charmaine Sutton(1)	15,000
William Rutstein(2)	15,000
Carrie Powers	10,000
_______________
(1)	Ms. Sutton’s 2010 restricted stock award was granted upon her commencement of employment on March 15, 2010.

(2)
Mr. Rutstein’s 2010 restricted stock awards consist of 10,000 shares granted on January 29, 2010 and 5,000 shares granted on June 1, 2010 in connection with his promotion to Senior Vice President of Worldwide Sales.

The restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of the grant.  The restricted stock award is further conditioned on continued employment with Vascular Solutions.  In the event that an executive officer’s employment is terminated for any reason (other than change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited.

Payments upon Change of Control

Named executive officers are eligible for change of control payments under two separate compensation arrangements.  First, upon becoming an executive officer, each employee signs an employment agreement that provides for certain benefits if the executive officer’s employment is terminated within 12 months following a “change in control” as defined in the agreement unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death.  The Compensation Committee believes these benefits will eliminate or reduce any reluctance our executive officers may have to pursue potential change of control transactions that may be in the best interest of shareholders.  These employment agreements with executives provide for a “double trigger”, which means that there must be a change of control and either the termination of the employee or the employee’s departure after a certain set of criteria defined as “good cause” have occurred before the executive officer is entitled to any payment under the agreement.  The Compensation Committee believes this prevents unnecessary payments to executive officers during a friendly (non-hostile) takeover where the executive’s employment is not terminated or if the employee voluntarily leaves without “good cause” as defined in the employment agreement.

Second, the Restricted Stock Award Agreements that employees receive in connection with each restricted stock award contains a change of control provision that modifies the vesting schedule in the award such that all unvested shares vest upon a “change in control” as defined in the agreements.  These agreements provide for a “single trigger,” which means that a change of control alone triggers the vesting of any unvested restricted stock.  The Compensation Committee believes that a “single trigger” is warranted because it removes certain restrictions on selling shares of stock already granted to the employees upon the occurrence of a change of control.  This “single trigger” does not impact the number of shares an employee has the ability to vote upon a change of control so long as he or she remains an employee because employees are granted voting rights in 100% of the shares underlying a grant of restricted stock on the grant date.

Compliance with Internal Revenue Code Section 162(m)

As a result of Section 162(m) of the Internal Revenue Code of 1986, as amended, we will not be allowed a federal income tax deduction for compensation paid to certain executive officers to the extent that compensation exceeds $1 million per officer in any one year.  This limitation will apply to all compensation paid to the covered executive officers which is not considered to be performance-based.  Compensation which does qualify as performance-based compensation will not have to be taken into account for purposes of this limitation.  The Committee believes that options and restricted stock awards granted under our Stock Option and Stock Award Plan will meet the requirements for qualifying as performance-based.

Section 162(m) did not affect the deductibility of compensation paid to our named executive officers in 2010 and is not anticipated to materially affect the deductibility of such compensation expected to be paid.  The Compensation Committee will continue to monitor this matter and may propose additional changes to the executive compensation program if the Compensation Committee determines it to be warranted and in line with our compensation objectives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management.  Based upon this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

Compensation Committee of the Board of Directors:

Michael Kopp, Chairman
Paul O’Connell
Jorge Saucedo

Summary Compensation Table

The following table shows compensation for the last three fiscal years for the individuals who served as Chief Executive Officer and Chief Financial Officer during 2010 and each of the other three most highly compensated executive officers who were serving as executive officers at the end of 2010.

Name and Principal Position	Year	Salary($)	Stock Awards ($)(1)		Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Howard Root	2010	400,000	283,150		―	113,320	―	796,470
Chief Executive Officer	2009	350,000	230,000		―	82,845	―	662,845
	2008	330,000	150,750		―	103,488	―	584,238
James Hennen	2010	220,000	121,350		―	44,913	2,748	389,011
Senior Vice President of	2009	210,000	92,000		―	36,527	2,624	341,151
Finance, Chief Financial	2008	200,000	60,300		―	38,175	2,403	300,878
Officer and Secretary
Charmaine Sutton	2010	236,538	139,350	(5)	―	49,708	1,471	427,067
Senior Vice President of
Operations(4)
William Rutstein	2010	224,269	135,800	(7)	―	57,138	2,550	419,757
Senior Vice President of	2009	190,000	92,000		―	24,439	2,373	308,812
Worldwide Sales(6)
Carrie Powers	2010	200,000	80,900		―	31,275	1,630	313,805
Vice President of Marketing(8)
_______________
(1)
The amounts in this column are calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718.  The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.  With the exception of Ms. Sutton and Mr. Rutstein, the grant date fair value of the 2010 Stock Awards was determined based on a $8.09 per share fair market value on the grant date, January 29, 2010.  The grant date fair value of the 2009 Stock Awards was determined based on a $9.20 per share fair market value on the grant date, January 30, 2009.  The grant date fair value of the 2008 Stock Awards was determined based on a $6.03 per share fair market value on the grant date, February 1, 2008.

(2)	Represents bonuses earned under our Executive Incentive Compensation Plan as described under the “Incentive Bonus Awards” section in the Compensation Discussion and Analysis.

(3)	Amounts shown for each executive officer include the matching contributions made to the 401(k) savings plan on behalf of the executive officer.

(4)	Ms. Sutton’s employment with Vascular Solutions, Inc. became effective March 15, 2010. Ms. Sutton’s annualized salary was $300,000.

(5)
This amount was calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718.  The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.  The grant date fair value of Ms. Sutton’s 2010 Stock Awards was determined based on a $9.29 per share fair market value on the grant date, March 15, 2010.

(6)	Mr. Rutstein was not a named executive officer in 2008.

(7)
This amount was calculated based on the aggregate grant date fair value computed in accordance with ASC Topic 718.  The assumptions used to determine this grant date fair value can be found in Footnote 2 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.  The grant date fair value of Mr. Rutstein’s 2010 Stock Awards was determined based on a $8.09 per share fair market value for 10,000 shares on the grant date, March 15, 2010 and $10.98 per share fair market value for 5,000 shares on the grant date, June 1, 2010.

(8)	Ms. Powers was not a named executive officer in 2008 or 2009.

Grants of Plan-Based Awards for Fiscal 2010

The following table summarizes the 2010 grants of equity and non-equity plan-based awards to the executive officers named in the Summary Compensation Table.

	Grant	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	Grant Date Fair Value of Stock and Option
Name	Date(1)	Threshold($)	Target($)	Maximum($)	or Units (#)(3)	Awards($)(4)
Howard Root	―	―	―	160,000	―	―
	1/29/10	―	―	―	35,000	79,284
James Hennen	―	―	―	66,000	―	―
	1/29/10	―	―	―	15,000	33,979
Charmaine Sutton	―	―	―	70,962	―	―
	3/15/10	―	―	―	15,000	33,762
William Rutstein	―	―	―	67,280	―	―
	1/29/10	―	―	―	10,000	22,652
	6/1/10	―	―	―	5,000	9,736
Carrie Powers	―	―	―	50,000	―	―
	1/29/10	―	―	―	10,000	22,652
_______________
(1)	The grant date of all equity awards is the date on which the Board of Directors approved the award.

(2)
Under the Executive Incentive Compensation Plan, named executive officers are eligible for a bonus determined based upon a percentage of their base salary.  The Chief Executive Officer is eligible for a bonus up to 40% of his base salary, Senior Vice Presidents are eligible for a bonus up to 30% of his or her base salary and all other named executive officers are eligible for a bonus up to 25% of his or her base salary.  The maximum column represents the full 40%, 30% and 25% of base salary, respectively.  The Compensation Committee does not assign an overall minimum threshold or target that a named executive officer must achieve in order to receive any payout at all.  Instead, the percentage of achievement for each individual goal is added to create an overall percentage of individual objectives achieved.  A similar calculation is done for the corporate objectives.  Then, the Chief Executive Officer’s bonus is weighted 75% on corporate objectives and 25% on individual objectives, and the other named executive officers’ bonuses are weighted 50% on corporate objectives and 50% on individual objectives.  Under the Executive Incentive Compensation Plan, there are no guaranteed minimum payouts, and therefore the minimum level of payout or the threshold level is zero.  The bonuses are reviewed and approved by the Compensation Committee.  The actual awards made to the executive officers are reported in the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table and are discussed further above under the heading “Compensation Discussion and Analysis” in the “Incentive Bonus Awards” section.

(3)
Represents restricted stock awarded under the Stock Option and Stock Award Plan.  Each restricted stock award vests 50% at the two-year anniversary of the date of the grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant.  The restricted stock award is further conditioned on continued employment with Vascular Solutions.  In the event that an executive officer’s employment is terminated for any reason (other than a change of control), including death or disability, prior to vesting, all of the executive officer’s rights to all of the unvested shares shall be immediately and irrevocably forfeited.  Holders of restricted stock have the right to receive dividends on the shares of restricted stock held by them.

(4)
The amounts included under this column reflect the grant date fair value of the restricted stock awards.  A discussion of the assumptions made in the valuation of our restricted stock awards and forfeitures is located in Footnote 2, “Summary of Significant Accounting Policies” and Footnote 8, “Stock Options and Restricted Shares” of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2010.

Outstanding Equity Awards At 2010 Fiscal Year-End

The following table summarizes the unexercised stock options and unvested restricted stock held at the end of fiscal year 2010 by the executive officers named in the Summary Compensation Table.

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Howard Root	10/19/2001	25,000	―	2.51	10/19/2011
	2/18/2003	50,000	―	0.84	2/18/2013
	1/27/2004	50,000	―	6.74	1/27/2014
	1/28/2005	75,000	―	9.46	1/28/2015
						1/26/2007	8,750	102,550
						2/01/2008	12,500	146,500
						1/30/2009	25,000	293,000
						1/29/2010	35,000	410,200

James Hennen	4/16/2002	4,000	―	2.37	4/16/2012
	7/16/2002	6,000	―	1.45	7/16/2012
	2/18/2003	10,000	―	0.84	2/18/2013
	1/27/2004	10,000	―	6.74	1/27/2014
	1/28/2005	10,000	―	9.46	1/28/2015
						1/26/2007	2,500	29,300
						2/01/2008	5,000	58,600
						1/30/2009	10,000	117,200
						1/29/2010	15,000	175,800

Charmaine	―	―	―	―	―
Sutton						3/15/2010	15,000	175,800

William	10/19/2001	2,000	―	2.51	10/19/2011
Rutstein	2/18/2003	10,000	―	0.84	2/18/2013
	1/27/2004	4,000	―	6.74	1/27/2014
	1/28/2005	3,000	―	9.46	1/28/2015
						1/26/2007	1,000	11,720
						2/01/2008	2,000	23,440
						1/30/2009	10,000	117,200
						1/29/2010	10,000	117,200
						6/01/2010	5,000	58,600

Carrie Powers	―	―	―	―	―
						1/26/2007	250	2,930
						2/01/2008	1,500	17,580
						1/30/2009	5,000	58,600
						1/29/2010	10,000	117,200
_______________
(1)
Each restricted stock award vests 50% at the two-year anniversary of the date of grant, 25% at the third-year anniversary of the date of the grant, and 25% at the fourth-year anniversary of the date of grant.

(2)
“Market Value” has been determined based on the last sale price of our common stock ($11.72) as reported on the NASDAQ Global Market on December 31, 2010, the last business day of the year, multiplied by the number of shares that have not vested.

Option Exercises and Stock Vested for Fiscal 2010

The following table summarizes information with respect to stock option awards exercised and shares of restricted stock that vested during fiscal 2010.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting($)(2)
Howard Root	25,000	110,920	27,500	220,650
James Hennen	―	―	12,500	100,350
Charmaine Sutton	30,000	92,591	―	―
William Rutstein	―	―	4,000	32,120
Carrie Powers	―	―	2,000	16,100
_______________
(1)
Value determined by subtracting the exercise price per share from the market value per share of our common stock on the date of exercise and multiplying the difference by the number of shares acquired on exercise.

(2)	Value determined by multiplying the number of shares of restricted stock vested by the fair market value of our common stock on the date of vesting.

Employment Agreements, Separation Agreements, Termination and Potential Change in Control Payments

We have entered into employment agreements with each of the named executive officers.  The employment agreements provide for employment “at will” which may be terminated by either party for any reason upon ten business days’ prior written notice.  The base salary and bonus for each of the named executive officers are determined by the Compensation Committee of our Board of Directors.  During the term of his or her employment agreement and for a period of one year after its termination, each named executive officer is prohibited from competing with us in any entity whose business is directly competitive with our business.

The employment agreements provide for the payment of certain benefits to the named executive officers if their employment terminates following a “change in control.” The agreements provide for benefits if an officer’s employment is terminated within 12 months following a change in control unless such termination was by us for cause, by the officer other than for “good reason,” or because of the officer’s disability or death.  “Good reason” is defined as the termination of employment as a result of either a diminution in the officer’s responsibilities, a reduction in salary or benefits, or a relocation of our office of more than 50 miles.  A “change in control” is generally defined as an acquisition of more than 50% of our outstanding common stock by any person or group, the merger, sale or dissolution of Vascular Solutions or the replacement of a majority of our Board of Directors with directors not recommended by the existing Board of Directors.  The agreements provide for lump sum payments or payments periodically in accordance with our normal payroll practices in effect from time-to-time following termination in amounts equal to 12 times the officer’s monthly base salary.

We also may grant our named executive officers options to purchase stock or shares of restricted stock pursuant to the Vascular Solutions, Inc.  Stock Option and Stock Award Plan.  Pursuant to the Restricted Stock Award Agreement used for restricted stock grants and the Incentive Stock Option Agreement used for stock option awards, all options or shares granted will vest upon a “change in control,” which has a definition similar to the definition in the employment agreement above, with an additional criteria that the majority of the existing members of the Board of Directors may make the determination that a change of control has occurred in their discretion.

Pursuant to our Executive Incentive Compensation Plan, a plan participant whose employment has terminated and is not an active employee on the date an annual bonus is paid will not receive that bonus.  Notwithstanding the foregoing, the plan provides that if a participant’s employment is terminated prior to the date an annual bonus is paid due to the participant’s retirement, extended disability, or death, such participant will be eligible to receive a prorated bonus award directly or through a beneficiary, as applicable.  The prorated bonus is determined by multiplying the annual bonus award which would have been earned in a full year by the fraction of the number of days of service during the year.

The following table shows the potential payments upon certain termination events, retirement, death or a “change of control” of the company on December 31, 2010 for each of our named executive officers.

Name	Type of Payment	Payments Upon Voluntary Termination, Retirement, For Cause Termination, or Death on 12/31/10 ($)	Any Change of Control on 12/31/10 ($)	Termination by the Company without Cause or Voluntary Termination by the Employee for Good Reason after a Change- in-Control on 12/31/10 ($)
Howard Root
	Cash Severance(1)	―	―	400,000
	Accelerated Bonus Payment(2)	113,320	―	―
	Accelerated Stock Options(3)	―	―	―
	Accelerated Restricted Stock Awards(4)	―	952,250	952,250
	Accrued Benefits(5)	38,462	―	38,462
	Total	151,782	952,250	1,390,712

James Hennen
	Cash Severance(1)	―	―	220,000
	Accelerated Bonus Payment(2)	44,913	―	―
	Accelerated Stock Options(3)	―	―	―
	Accelerated Restricted Stock Awards(4)	―	380,900	380,900
	Accrued Benefits(5)	11,743	―	11,743
	Total	56,656	380,900	612,643

Charmaine Sutton
	Cash Severance(1)	―	―	300,000
	Accelerated Bonus Payment(2)	49,708	―	―
	Accelerated Stock Options(3)	―	―	―
	Accelerated Restricted Stock Awards(4)	―	175,800	175,800
	Accrued Benefits(5)	4,763	―	4,763
	Total	54,471	175,800	480,563

William Rutstein
	Cash Severance(1)	―	―	250,000
	Accelerated Bonus Payment(2)	57,138	―	―
	Accelerated Stock Options(3)	―	―	―
	Accelerated Restricted Stock Awards(4)	―	328,160	328,160
	Accrued Benefits(5)	4,209	―	4,209
	Total	61,347	328,160	582,369

Carrie Powers
	Cash Severance(1)	―	―	200,000
	Accelerated Bonus Payment(2)	31,275	―	―
	Accelerated Stock Options(3)	―	―	―
	Accelerated Restricted Stock Awards(4)	―	196,310	196,310
	Accrued Benefits(5)	12,297	―	12,297
	Total	43,572	196,310	408,607
_______________
(1)	Payment based on fiscal year 2010 salary.

(2)
Represents the amount earned under our Executive Incentive Compensation Plan based on fiscal 2010 performance assuming that the executive officer’s employment terminated on December 31, 2010 due to the executive officer’s retirement, extended disability or death.

(3)	No amounts are included for stock options as the options were fully vested at December 31, 2010.

(4)
The valuation of these restricted stock awards was calculated by multiplying the number of restricted stock awards available by the fair market value of the stock at December 31, 2010 ($11.72).  In this event, the vesting period for the awards was accelerated.

(5)
The accrued vacation amount was determined by taking the executive officer’s yearly base salary and dividing that amount by 2,080 hours using a standard 40 hour per week work year.  This hourly salary rate was then multiplied by the hours of vacation the executive officers’ had available to them at December 31, 2010.

PROPOSAL 2:

ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the rules of the SEC.

We are asking our shareholders to indicate their support for the compensation of our named executive officers as described in this proxy statement.  Our executive compensation program is designed to:

•	Align the interests of management with those of shareholders;

•	Provide fair and competitive compensation;

•	Integrate compensation with the company’s business plans;

•	Reward both business and individual performance; and

•	Attract and retain key executives that are critical to the success of the company.

The Compensation Committee of our Board of Directors believes the company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the shareholders’ long-term interests.  A more detailed discussion of our executive compensation programs and the compensation of our named executive officers in 2010 is provided under “Compensation Discussion and Analysis.”

We believe our executive compensation program has played a material role in attracting and retaining a highly experienced, successful team to drive strong financial results and manage the company through the recent economic downturn.  In 2010:

•	Our net revenue increased by 15% to a record $78.4 million, representing the seventh consecutive year of greater than 10% revenue growth for Vascular Solutions;

•	Net income grew to $21.4 million in 2010, an increase of $16.0 million or 297% over the prior year; and

•	Diluted net income per share grew to $1.26 in 2010, an increase of $0.93 or 282% over the prior year.

We believe that our executive compensation program is structured in the best manner possible to support the company and its business objectives.  It has been designed to implement certain core compensation principles, which include:

•	Alignment of management’s interests with our shareholders’ interests to support long-term value creation through our equity compensation programs;

•	Pay for performance, demonstrated by linking bonuses paid under our Executive Incentive Compensation Plan to key financial measures; and

•	Consideration of compensation paid to executive officers in the Compensation Peer Group.

The company believes that our executive compensation program is worthy of your support for the following reasons:

•	Our compensation programs are tied to achievement of our key business objectives, which are designed to further the success of the company and our shareholders;

•
Our compensation program for executive officers is partially delivered in the form of equity.  If the value we deliver to our shareholders declines, so does the compensation we deliver to our executive officers;

•
We consider the compensation programs and pay levels of executive officers at companies of similar size and complexity so that we can ensure that our compensation programs are consistent with market practices; and

•	Each of the named executive officers is employed at-will and is expected to demonstrate exceptional personal performance in order to continue serving as a member of the executive team.

We believe that the information we have provided above and within the “Executive Compensation” section of this proxy statement demonstrates that our executive compensation program was designed appropriately and is working to ensure management’s interests are aligned with our shareholders’ interests to support long-term value creation.  Accordingly, we are asking our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the shareholders approve, on an advisory basis, the compensation of Vascular Solution’s named executive officers, as described in the Compensation Discussion and Analysis section, and the other tabular and narrative disclosure regarding such compensation, set forth in the Proxy Statement for the 2011 Annual Meeting of Shareholders.”

This advisory vote on executive compensation is not binding on Vascular Solutions, our Compensation Committee or our Board of Directors.  However, our Compensation Committee and our Board of Directors will take into account the result of the vote when determining future executive compensation arrangements.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ADOPTION OF THE RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DESCRIBED IN THE COMPENSATION DISCUSSION AND ANALYSIS SECTION, AND THE OTHER TABULAR AND NARRATIVE DISCLOSURE REGARDING SUCH COMPENSATION, SET FORTH IN THIS PROXY STATEMENT.

The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the 2011 annual meeting of shareholders is necessary to adopt this resolution.  Proxies will be voted FOR adoption of this resolution unless otherwise specified.

PROPOSAL 3:
ADVISORY VOTE ON THE FREQUENCY OF AN
ADVISORY VOTE ON EXECUTIVE COMPENSATION

As required pursuant to Section 14A of the Exchange Act, we are providing shareholders with an advisory (nonbinding) vote on the frequency with which our shareholders shall have the advisory vote on executive compensation as provided for in Proposal 2 above.  By voting on this Proposal, shareholders may indicate whether they would prefer an advisory vote on executive compensation once every one, two or three years.  In addition, shareholders may abstain from voting.  We are required to hold an advisory vote on frequency at least once every six years.

After careful consideration, our Board of Directors has determined that an advisory vote on executive compensation that occurs every three years is the most appropriate alternative for our company.  In formulating its recommendation, our Board of Directors considered that a triennial advisory vote will allow the effectiveness of our compensation program to be judged over time.  It is important that our executive compensation programs support our long-term business strategy and drive long-term financial performance, which are more appropriately assessed in a three-year timeframe.  Our compensation programs do not change significantly from year to year and we seek to be consistent.  When we do implement changes, a more frequent vote would not allow for changes to be in place long enough to evaluate whether the changes were effective.  A three-year interval will provide the most effective timeframe for Vascular Solutions to assess shareholder feedback, engage with shareholders to understand the vote results and implement changes to our compensation program that are responsive to shareholder concerns.  Similarly, shareholders who have interests in many companies may not be able to devote sufficient time on a more frequent basis to meaningfully review the pay practices for all of their holdings.  Therefore, our Board of Directors recommends that you vote for a three-year interval for the advisory vote on executive compensation.

You may cast your vote on your preferred voting frequency by choosing the option of one year, two years, three years or abstain when you vote in response to the resolution set forth below:

“RESOLVED, that the option of once every one, two or three years that receives the highest number of votes cast for this advisory resolution will be the preferred frequency with which Vascular Solutions is to hold an advisory shareholder vote on the compensation of its named executive officers.”

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be the frequency for the advisory vote on executive compensation that has been selected by shareholders.  This advisory vote is not binding on Vascular Solutions or our Board of Directors.  However, our Board of Directors will take into account the result of the vote when determining the frequency of future advisory votes on executive compensation.  Because this vote is advisory and not binding on Vascular Solutions or our Board of Directors, the Board of Directors may decide that it is in the best interests of Vascular Solutions and our shareholders to hold an advisory vote on executive compensation more or less frequently than the option approved by our shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS YOU VOTE FOR THE OPTION OF EVERY “THREE YEARS” AS THE FREQUENCY WITH WHICH SHAREHOLDERS ARE PROVIDED AN ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS.

The option of one year, two years or three years that receives the highest number of votes cast by shareholders will be deemed the choice of the shareholders.  Proxies will be voted in favor of THREE YEARS as the preferred frequency unless otherwise specified.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee of our Board of Directors is composed of the following non-employee directors:  Mr. Erb, Mr. Nigon and Mr. O’Connell. Mr. Nigon currently serves as the Chairman of the Audit Committee.  All of the members of the Audit Committee are independent for purposes of the NASDAQ Global Market listing requirements and the rules of the SEC.  The Audit Committee recommends to the Board of Directors, and submits for shareholder ratification, the appointment of our independent registered public accounting firm.

Management is responsible for our internal controls and the financial reporting process.  Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted auditing standards and issuing a report on our financial statements.  The Audit Committee’s responsibility is to monitor and oversee these processes.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm.  Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and our independent registered public accounting firm.  The Audit Committee discussed with our independent registered public accounting firm matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

Our independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee discussed with the independent registered public accounting firm the firm’s independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 filed with the SEC.

Members of the Audit Committee:

Richard Nigon, Chairman
John Erb
Paul O’Connell

PROPOSAL 4:
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While we are not required to do so, we are submitting the appointment of Baker Tilly Virchow, Krause, LLP (“Baker Tilly”) as our independent registered public accounting firm for our fiscal year ending December 31, 2011 for ratification in order to ascertain the views of our shareholders on this appointment.  If the appointment is not ratified by the shareholders, the Audit Committee will reconsider its selection.  It is not, however, obligated to appoint another independent registered public accounting firm.

Representatives of Baker Tilly are expected to be present at the annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF BAKER TILLY AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

The affirmative vote of a majority of the shares of our common stock present and entitled to vote at the 2011 annual meeting of shareholders is necessary to ratify the appointment of Baker Tilly.  Proxies will be voted FOR ratifying the appointment unless otherwise specified.

ADDITIONAL INFORMATION ABOUT OUR INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Audit Fees

Fees billed or expected to be billed to us for audit services by Baker Tilly for the audit of our annual financial statements and for reviews of our financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2010 and 2009 were $161,500 and $147,623, respectively.

Audit-Related Fees

Fees billed or expected to be billed to us by Baker Tilly for audit-related services provided during the fiscal year ended December 31, 2010 were $4,500.  No fees were billed to us by Baker Tilly for audit-related services for the fiscal year ended December 31, 2009.

Tax Fees

No fees were billed or are expected to be billed to us by Baker Tilly for tax compliance, tax advice and tax planning for the fiscal years ended December 31, 2010 or 2009.

All Other Fees

No fees were billed or are expected to be billed to us by Baker Tilly for other services not included above during the fiscal years ended December 31, 2010 or 2009.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax, and other services performed by our independent registered public accounting firm.  The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services.  Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it.  The Audit Committee has delegated to the Chair of the Audit Committee authority to approve permitted service, provided that the Chair reports any decisions to the Audit Committee at its next scheduled meeting.  All of the services performed by our independent registered public accounting firm during 2010 and 2009 were pre-approved by the Audit Committee.

ANNUAL REPORT ON FORM 10-K

Our 2010 Annual Report, including our Annual Report on Form 10-K for the year ended December 31, 2010, accompanies this proxy statement.  The 2010 Annual Report, including our Form 10-K, is also available on our website at www.vasc.com.  If requested, we will provide you copies of any exhibits to the Form 10-K upon payment of a fee covering our reasonable expenses in furnishing the exhibits.  You can request exhibits to the Form 10-K, by writing to the Corporate Secretary, Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, Minnesota 55369.

“HOUSEHOLDING” OF PROXY MATERIALS

The SEC rules allow a single copy of the proxy statement and annual report to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family, and who consent to receive a single copy of these materials in a manner provided by these rules.  This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.  Although we do not household for our registered shareholders, some brokers household Vascular Solutions proxy statements and annual reports, delivering a single copy of each to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders.  Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent.  If, at any time, you no longer wish to participate in householding and would prefer to receive a separate copy of our proxy statement or annual report, or if you are receiving multiple copies of either document and wish to receive only one, please notify your broker.  We will deliver promptly upon written or oral request a separate copy of our proxy statement and/or our annual report to a shareholder at a shared address to which a single copy of either document was delivered.  For copies of either or both documents, shareholders should write to Vascular Solutions, Inc., 6464 Sycamore Court, Minneapolis, Minnesota 55369, Attention:  Corporate Secretary, or call (763) 656-4300.

OTHER MATTERS

As of this date, the Board of Directors does not know of any business to be brought before the annual meeting of shareholders other than as specified above.  However, if any matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on such matters.

PROPOSALS FOR THE NEXT ANNUAL MEETING

Any shareholder proposals to be considered for inclusion in our proxy material for the 2012 annual meeting of shareholders must be received at our principal executive office at 6464 Sycamore Court, Minneapolis, Minnesota 55369, no later than November 19, 2011.  In connection with any matter to be proposed by a shareholder at the 2012 annual meeting, but not proposed for inclusion in our proxy material, the proxy holders designated by us for that meeting may exercise their discretionary voting authority with respect to that shareholder proposal if appropriate notice of that proposal is not received by us at our principal executive office by February 2, 2012.

By Order of the Board of Directors

James Hennen

Dated:  March 18, 2011